PerfectEnergy

PERFECTENERGY INTERNATIONAL LIMITED
Address: 479 YouDong Road, Xinzhuang Town
Minhang District, Shanghai 201100
Tel: +86 21 5488 0958
Fax: +86 21 5488 8364
Web: www.perfectenergy.com.cn

February 11, 2011

Adam M. Roseman
ARC China
182 Chang Shu Road, Xu Hui District
Shanghai 200031， PR China
Email: ar@arcchina.cn

Dear Adam,

Further to your prior service to the Company, we would very much like to have your continued commitment to be a member of our Board of Directors and assist us to the growth of our company.

This letter, when executed by both parties, replaces the agreement between you and the Company dated November 12, 2007. This letter is intended to retain your participation as a member of the Board of Directors of Perfectenergy International Ltd., a Nevada Corpartion (the “Company”). The term of your role as a member of the Board of Directors for the Company will be three (3) years starting from November 12, 2010.

As compensation for your good faith efforts to promote the business interests of the Company, you will received $5,000 per month for your services. The Company shall provide you with liability insurance as directors of the board.

Your responsibilities as Board member shall include but are not limited to:

- Attend a minimum of four (4) quarterly meetings per calendar year. The Company shall give appropriate advance notice of the scheduling of the quarterly meetings;
- Promote interests of the Company through raising its profile, making introductions to generate new business opportunities, introduce potential full time executives and employees and strengthening the Board of Directors and investor base of the Company;
- As requested by the Board of Directors, serve on designated subcommittees of the Board of Directors such as the compensation committee, audit committee, etc.

In performing your services on the Board of Directors, you will be an independent contractor and not an employee of the Company. Your will not be entitled to any additional compensation or participate in any benefit plans of the Company in connection with your services hereunder. You may bind the Company or act as a principal or agent thereof.

You represent and agree that you've accepted the Granted Interests for your own account and not with a view to or for sale in connection with any distribution thereof. You understand that such Granted Interests will be subjected to the restrictions in the Company's Articles of Incorporation and Bylaws and will not be freely transferable and you represent that you either have a preexisting personal or business relationship with the Company or its Board of Directors or controlling persons or, by reason of your business of financial experience, have the capacity to protect your own interest in connection with receiving such Granted Interests as compensation. You further represent that you were not solicited by publication of any advertisement in connection with the receipt of such Granted Interests and that you have consulted tax counsel as needed regarding such Granted Interests.

Notwithstanding anything to the contrary, your participation on the Company's Board of Directors may be terminated at any time for any or no reason by you or the Company upon written notice to the other party. Upon such termination, the right to compensation hereunder will terminate subject to the Company's obligation to pay you any Board fees earned with respect to prior meetings attended, the Company's obligation to reimbursement of approved expenses already incurred, an your right to retain the Granted Interests to the extend granted prior to the date of such termination.

While serving as a director, your acquire and have access to confidential or proprietary information about the Company, including but not limited to, trade secrets, methods, models, passwords, financial information and records, agreements and/or contracts between the Company and its clients, client contacts, technical materials and designs, sales promotions and campaigns, budgets, practices, concepts, strategies, methods of operation, business projections of the Company. The foregoing shall be collectively referred to as "confidential information". You are aware that the confidential information is not readily available to the public and accordingly, you hereby agree that you will not, at anytime (whether during the term of , or after termination of this Agreement), disclose to anyone (other than your counsel in the course of a dispute arising from alleged disclosure of confidential information or as required by law) any confidential information, or utilize such confidential information for his own benefits, or for the benefit of third parties. You agree that the foregoing restrictions shall apply whether or not any such information is marked "confidential" and regardless of the form of the information. The term "confidential information" does not include information which (i) is or becomes generally available to the public other than by breach of this provision or (ii) is learned from a third party who is not under an obligation of confidence to the Company or a client of the Company.

Execution of the signature block (which may be in counterparts) below shall indicate agreement to the terms outlined above. This letter is to be construed and enforced in accordance with the internal laws of the State of Nevada and contains the entire agreement of the parties with respect to the subject matter hereof. This letter may not be assigned by either party.

____
Jack Wennan Li, President

____
Adam Roseman

Execution of the signature block (which may be in counterparts) below shall indicate agreement to the terms outlined above. This letter is to be construed and enforced in accordance with the internal laws of the State of Nevada and contains the entire agreement of the parties with respect to the subject matter hereof. This letter may not be assigned by either party.

____

Jack Wennan Li, President

Adam Roseman

Adam Roseman